Exhibit 99.1

February 6, 2014	Company Press Release	Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Announces Fiscal 2013 Fourth Quarter and Full Year Results

•	Achieved record full year sales and earnings

•	Volume increased 6.3% for the quarter and 16.8% for the year

•	Announced fiscal 2014 guidance for sales growth of 6.0% to 10% and EPS growth of 7.7% to 15.4%

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), the second-largest producer and marketer of fresh packaged bakery foods in the United States, today reported results for the fourth quarter and fiscal year ended December 28, 2013.

Executive Summary

	For the 12 Weeks Ended			For the 52 Weeks Ended
	12/28/13	12/29/12	% +/-	12/28/13	12/29/12	% +/-
		(Dollars in millions, except per share data)
Sales	$843.6	$749.4	12.6%	$3,751.0	$3,046.5	23.1%
Adjusted income from operations (EBIT)	$57.6	$60.3	-4.4%	$302.9	$228.1	32.8%
% of sales	6.8%	8.0%		8.1%	7.5%
Adjusted net income	$38.8	$38.6	0.5%	$192.3	$142.4	35.1%
% of sales	4.6%	5.2%		5.1%	4.7%
Adjusted net income per diluted share	$0.18	$0.18	0.0%	$0.91	$0.69	31.9%

Percentages may not compute due to rounding.

Note: See reconciliation of non-GAAP measures in the financial statements following this release.

Fourth Quarter Highlights

•	Fourth quarter sales increased 12.6% in 2013, compared to 2012, reflecting increased volume of 6.3%, positive net price/mix of 3.6%, and an acquisition contribution of 2.7%.

•	Adjusted income from operations (EBIT) was 6.8% of sales, down 4.4% from last year, due primarily to acquisition carrying costs.

•	Adjusted net income for the quarter was $38.8 million, or $0.18 per diluted share, including the negative impact of $0.02 per share of acquisition carrying costs and interest expense.

•	EBITDA margin for the quarter was 10.2%.

•	Generated $50.2 million in cash flow from operations.

•	Opened bakery in Henderson, Nevada to help provide production for the California market.

•	Sales of the reintroduced Hostess bread brands Wonder, Home Pride, Merita, and Butternut were approximately $22.8 million in the quarter.

Fiscal 2013 Highlights

•	Record sales of $3.751 billion, an increase of 23.1%, reflecting increased volume of 16.8%, acquisitions contribution of 6.2%, and positive net price/mix of 0.1%.

•	Adjusted EBIT was 8.1% of sales, reflecting a 32.8% increase. Including the benefit/costs of the bargain purchase accounting gain and acquisition-related costs, operating income was 8.9% of sales, a 53.4% increase over last year.

•	Adjusted net income for the year was $192.3 million, or $0.91 per diluted share, an increase of 31.9%.

•	EBITDA margin for the year was 11.2%, excluding a bargain purchase accounting gain and acquisition-related costs.

•	Generated $270.5 million in cash flow from operations during the year.

•	Acquired the rights to Sara Lee brand breads, rolls, and buns in California in February 2013; acquired 20 closed bakeries, 36 depots, and the Wonder, Home Pride, Merita, Butternut, and Nature’s Pride brands in July 2013; acquired an operating bakery in Modesto, California in July 2013.

•	Nature’s Own brand reached approximately $1.1 billion in annual retail sales. Nature’s Own sales increased 17.2% in the fiscal year.

•	Tastykake brand reached approximately $425.0 million in annual retail sales, achieving a 46.2% increase in sales during the year.

•	New market growth exceeded the company’s stated goal of one-half to one percent contribution to sales and the company’s fresh baked foods brands are now available to 79% of the U.S. population.

2014 Guidance

•	Issued 2014 guidance for sales of $3.976 billion to $4.126 billion, reflecting an increase of 6.0% to 10.0%, and earnings per share of $0.98 to $1.05, reflecting growth of 7.7% to 15.4%, compared to adjusted EPS reported for 2013.

Allen L. Shiver, president and chief executive officer, said, “In the fourth quarter, we achieved improved production efficiencies compared to the third quarter, performed well in our new markets, and continued to integrate our recent acquisitions. Second half earnings, however, were impacted by carrying costs, interest charges related to acquisitions, and integration costs. These costs will decline over time as we open bakeries, determine the optimal long-term use of the former Hostess assets and reduce debt. The direct-store-delivery (DSD) segment continued to perform well in the second half as it began to roll out our acquired brands and continued to build our customer base. The warehouse segment’s results came in below expectations in the second half due to certain short-term issues that were previously discussed. However, by the end of the year, those issues were improved, and we expect continued improvement in the current quarter.

“2013 was a year in which Flowers Foods marked several milestones, both financial and strategic. We achieved 23.1% sales growth in the year and delivered earnings growth of 31.9%, in line with our guidance. The company was well positioned to benefit from significant and sustainable volume increases as we served customers throughout our DSD territory following Hostess’ exit from the market in mid-November 2012. We believe our February 2013 acquisition of the rights to the Sara Lee brand in California and our July 2013 acquisition of the former Hostess assets and bread brands further enhance our ability to continue to grow sales and earnings over time. Additionally, our bakeries have increased production utilization and added sales territories to accommodate the volume we gained and to support our ongoing growth.

“During the year, we surpassed the goal we set for 2016 of having our fresh bakery brands available to at least 75% of the U.S. population as we extended our DSD service area to Northern California and certain other population centers. Roughly half of our DSD territory serves populations relatively new to Flowers and those markets offer substantial growth potential over the next few years as our brands gain greater consumer acceptance. Furthermore, our Nature’s Own brand surpassed $1.1 billion in sales at retail in 2013 and our Tastykake brand reached $425 million in sales at retail, reflecting the strength of our brands. We also continue to strengthen our brand portfolio, particularly in new markets, as we progress with the reintroduction of Wonder, Home Pride, Merita, and Butternut across our DSD territories.

“Across the company, our team members and partners put forth extraordinary efforts in 2013 as we took advantage of significant growth opportunities. As we begin 2014, we are keenly focused on capitalizing on opportunities to use our newly acquired assets to continue to increase sales and grow earnings. As our 2014 guidance indicates, we remain confident in our ability to execute upon our growth strategy and continue to create value for our shareholders.”

Fourth Quarter 2013 Results

For the 12-week fourth quarter of 2013, sales increased 12.6% to $843.6 million compared to $749.4 million in last year’s fourth quarter. This increase was attributable to increased volume of 6.3%, positive price/mix of 3.6%, and contributions from the Sara Lee/California acquisition of 2.7%. Dollar sales and volume increased across all channels. Increases in the white bread, soft variety, bakery deli, buns and rolls, and single-serve cake categories primarily drove volume increases in the branded retail channel. These increases were partially offset by decreases in the multi-pack cake category. Volume increases in the store brand channel were driven by increases in the white bread, buns and rolls, and variety bread categories. The non-retail channel volume increases were primarily in the vending, foodservice, and restaurant categories. The positive net price/mix was primarily driven by the branded retail channel.

Net income for the quarter was $38.5 million compared to $38.6 million in the fourth quarter of fiscal 2012. For the quarter, EPS was $0.18, even with $0.18 in last year’s fourth quarter. Carrying costs for the acquired Hostess facilities and interest expense related to funding of the acquisition negatively affected EPS by $0.02 in the quarter and a non-operational prior period adjustment positively affected EPS by $0.01 during the quarter.

Gross margin (excluding depreciation and amortization) as a percent of sales was 46.9%, down 100 basis points compared to 47.9% in last year’s fourth quarter. Increased outside purchases as a percent of sales, decreased manufacturing efficiencies compared to the same quarter last year, and carrying costs related to the acquired Hostess assets were partially offset by higher sales volumes and decreased ingredient and packaging costs as a percent of sales. Although ingredient costs as a percent of sales decreased, prices for ingredients rose.

Selling, distribution, and administrative (SD&A) costs as a percent of sales for the quarter were 36.8%, up 30 basis points from 36.5% of sales in the fourth quarter of fiscal 2012. Costs associated with new market expansion was the primary driver of the increase, partially offset by increased sales volumes.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s fourth quarter. Net interest expense decreased for the quarter compared to last year’s fourth quarter primarily because of increased interest income associated with an increase in outstanding distributor notes receivable. The effective tax rate for the quarter was 29.5% compared to 31.1% in last year’s fourth quarter. The decrease was due primarily to larger discrete benefits recorded by the company in this year’s fourth quarter compared to last year’s fourth quarter, positively affecting EPS by approximately $0.01.

Income from operations (EBIT) was $57.1 million, or 6.8% of sales, compared to EBIT of $59.2 million, or 7.9% of sales, in last year’s fourth quarter. Carrying costs of $5.3 million related to the acquired Hostess assets negatively affected EBIT margin by 60 basis points in the fourth quarter this year.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the fourth quarter was $85.8 million, or 10.2% of sales, compared to EBITDA of $85.1 million, or 11.4% of sales in last year’s fourth quarter.

Carrying costs of $2.9 million related to the acquired Hostess facilities negatively affected EBITDA margin by 30 basis points in the fourth quarter this year.

Segment Results

DSD (84% of 4Q sales): During the quarter, the company’s DSD sales increased 14.7%, reflecting volume gains of 6.9%, positive price/mix of 4.6%, and contributions from the Sara Lee/California acquisition of 3.2%. The exit of Hostess from the marketplace was cycled halfway through the quarter. Dollar sales and volume increased across all channels. Increases in the white bread, soft variety, buns and rolls, bakery deli, and single-serve cake categories primarily drove volume increases in the branded retail channel. These increases were partially offset by decreases in the multi-pack cake category. Volume increases in the store brand channel were driven primarily by increases in the white bread and buns and rolls categories, partially offset by decreases in the cake category. The non-retail channel volume increases were primarily in foodservice and other restaurant categories. The positive net price/mix was primarily driven by the branded retail channel.

Income from operations for the DSD segment was $59.3 million, or 8.4% of sales for the quarter compared to $59.2 million, or 9.6% of sales in last year’s fourth quarter. Carrying costs of $5.3 million related to the acquired Hostess facilities negatively affected income from operations by 80 basis points in the fourth quarter this year. Decreased manufacturing efficiencies compared to the year-ago quarter and costs associated with new market expansion also had a negative effect on income from operations.

Warehouse (16% of 4Q sales): Sales through warehouse delivery increased 2.7%, reflecting volume increases of 6.7%, partially offset by negative net price/mix of 4.0%. The volume increase was driven by the non-retail channel, primarily the vending and foodservice categories. These increases were partially offset by volume declines primarily in the single-serve cake category. The foodservice category was the primary driver of the unfavorable net price/mix.

Income from operations for the warehouse segment was $7.6 million, or 5.5% of sales for the quarter compared to $12.8 million, or 9.5% of sales in last year’s fourth quarter. This decrease was due primarily to increased outside purchases and lower manufacturing efficiencies, partially offset by increased sales volumes.

Cash Flow

During the fourth quarter, cash flow from operating activities was $50.2 million. The company invested $27.3 million in capital improvements, paid dividends of $23.5 million to shareholders, and acquired 231,000 shares of its common stock for $5.0 million during the quarter. The company has acquired 58.6 million shares of its common stock under its 67.5 million share repurchase plan since the inception of the plan.

Fiscal 2013 Results

Sales for fiscal 2013 increased 23.1% to $3.751 billion from the $3.046 billion reported for fiscal 2012. This increase was attributable to increased volume of 16.8%, contributions from the Lepage Bakeries and Sara Lee/California acquisitions of 6.2%, and positive price/mix of 0.1%. The company completed its first 12-month period with the Lepage Bakeries acquisition in the first week of the third quarter. Dollar sales and volume increased across all channels. Increases in the soft variety, white bread, buns and rolls, and single-serve cake categories primarily drove volume increases in the branded retail channel. Volume increases in the store brand channel were driven by increases in the white bread, buns and rolls, and variety bread categories. The non-retail channel volume increases were primarily in the foodservice, vending, and restaurant categories.

Net income for the year, adjusted for a bargain purchase accounting gain and acquisition-related costs, was $192.3 million, or $0.91 per diluted share compared to $142.4 million, or $0.69 per diluted share last year adjusted for acquisition-related costs. During the first quarter of 2013, the company recorded a benefit of $50.1 million, net of tax, or $0.24 per diluted share reflecting a bargain purchase accounting gain related to the Sara Lee/California acquisition. Also during the year, Flowers incurred acquisition-related costs of $11.5 million, net of tax, or $0.06 per diluted share. Including these items, net income was $230.9 million, or $1.09 per diluted share. During 2012, the company incurred acquisition-related costs of $6.2 million, net of tax, or $0.03 per diluted share. Including these costs, net income in 2012 was $136.1 million, or $0.66 per diluted share.

Gross margin (excluding depreciation and amortization) for the full year as a percent of sales was 47.4%, up 50 basis points compared to 46.9% last year. Decreases in ingredient, workforce-related, and packaging costs as a percent of sales were the primary drivers of the increase. Although ingredient costs decreased as a percent of sales, ingredient pricing rose 4.0%. Increased outside purchases as a percent of sales, decreased manufacturing efficiencies compared to the prior year, and carrying costs related to the acquired Hostess assets partially offset the decreased costs.

For the year, SD&A costs as a percent of sales were 36.7%, up 30 basis points from 36.4% of sales in 2012. Increased workforce-related costs as a percent of sales were the main driver of the increase.

Acquisition-related costs of $17.8 million negatively impacted SD&A by 50 basis points as a percent of sales during 2013. During 2012, acquisition-related costs of $9.6 million negatively impacted SD&A by 30 basis points as a percent of sales.

Depreciation and amortization expenses for the year remained relatively stable as a percent of sales compared to last year. Net interest expense increased in 2013 compared to 2012 primarily due to increased borrowings to fund the acquisition of the Hostess assets and the $400.0 million senior notes issued in April 2012 being outstanding for all of 2013 compared to only three quarters of last year. The effective tax rate for the year was 28.4% compared to 34.8% last year, positively affecting EPS by approximately $0.02. The bargain purchase accounting gain on the Sara Lee/California acquisition positively affected the tax rate by 5.2% during the year.

EBIT, adjusted for the bargain purchase accounting gain and acquisition-related costs, was $302.9 million, or 8.1% of sales, compared to EBIT of $228.1 million, or 7.5% of sales last year, excluding acquisition-related costs. Including the benefit/costs, EBIT was $335.2 million, or 8.9% of sales, compared to $218.5 million, or 7.2% of sales last year. During 2013, carrying costs of $10.6 million related to the acquired Hostess facilities negatively affected EBIT margin by 30 basis points.

EBITDA, adjusted for the bargain purchase accounting gain and acquisition-related costs, was $421.4 million, or 11.2% of sales, compared to EBITDA of $330.8 million, or 10.9% of sales last year, excluding acquisition-related costs. Including the benefit/costs, EBITDA was $453.7 million, or 12.1% of sales, compared to $321.2 million, or 10.5% of sales last year. During 2013, carrying costs of $5.7 million related to the acquired Hostess facilities negatively affected EBITDA margin by 20 basis points.

Segment Results

DSD (83% of fiscal 2013 sales): For the year, the company’s DSD sales increased 23.5%, reflecting volume gains of 13.4%, contributions from the Lepage Bakeries and Sara Lee/California acquisitions of 7.5%, and positive net price/mix of 2.6%. The company completed its first 12-month period with the Lepage Bakeries acquisition in the first week of the third quarter. Dollar sales and volume increased across all channels. Increases in the soft variety, white bread, buns and rolls, and single-serve cake categories primarily drove volume increases in the branded retail channel. These volume increases were partially offset by decreases in the multi-pack cake category. Volume increases in the store brand channel were driven primarily by increases in the white bread and buns and rolls categories, partially offset by decreases in the cake category. The non-retail channel volume increases were primarily in the restaurant and institutional categories. The positive net price/mix was primarily driven by the branded retail channel, and to a lesser extent the non-retail channel.

Income from operations for the DSD segment adjusted for the bargain purchase accounting gain was $300.5 million, or 9.7% of sales, compared to $233.2 million, or 9.3% of sales last year. Including the bargain purchase accounting gain, income from operations was $350.5 million, or 11.3% of sales. Carrying costs of $10.6 million related to the acquired Hostess facilities negatively affected income from operations by 30 basis points for the year.

Warehouse (17% of fiscal 2013 sales): Sales through warehouse delivery increased 21.5%, reflecting volume increases of 28.7%, partially offset by negative net price/mix of 7.2%. Dollar sales and volume increased across all channels. The volume increase in the branded retail channel was primarily driven by increases in the single-serve cake category. The cake category drove the volume increase in the store brand retail channel and the foodservice and vending categories drove the volume increase in the non-retail channel. The foodservice category was the primary driver of the unfavorable net price/mix.

Income from operations for the warehouse segment was $48.5 million, or 7.4% of sales for the year compared to $36.2 million, or 6.7% of sales last year.

Outlook for 2014

R. Steve Kinsey, executive vice president and chief financial officer, said the company expects 2014 sales to be $3.976 billion to $4.126 billion, reflecting an increase of 6.0% to 10.0% over the prior year. Earnings per share are targeted to be $0.98 to $1.05, reflecting growth of 7.7% to 15.4% for the company’s 53-week fiscal 2014, when compared to adjusted EPS reported for 2013. Capital expenditures for 2014 are forecasted to be $ 95.0 million to $100.0 million.

Dividend

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its fourth quarter 2013 earnings conference call over the Internet at 8:00 a.m. (Eastern) on February 6, 2014. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2013 sales of $3.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (h) consolidation within the baking industry and related industries; and (i) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, adjusted EBIT, adjusted EBIT margin, and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, and adjusted EBIT margin exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, and adjusted EBIT margin may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, a reconciliation of EBIT to adjusted EBIT, a reconciliation of net income to adjusted net income, and a reconciliation of net income to adjusted net income and a reconciliation of net income per diluted common share to adjusted net income per diluted common share.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	12/28/13	12/29/12	12/28/13	12/29/12
Sales	$843,550	$749,442	$3,751,005	$3,046,491
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	447,511	390,666	1,972,221	1,617,810
Selling, distribution and administrative expenses	310,217	273,651	1,375,131	1,107,480
Depreciation and amortization	28,722	25,939	118,491	102,690
Gain on acquisition	0	0	(50,071)	0

Income from operations (EBIT)	57,100	59,186	335,233	218,511
Interest expense, net	(2,434)	(3,212)	(12,860)	(9,739)

Income before income taxes (EBT)	54,666	55,974	322,373	208,772
Income tax expense	16,146	17,407	91,479	72,651

Net income	$38,520	$38,567	$230,894	$136,121

Net income per diluted common share	$0.18	$0.18	$1.09	$0.66

Diluted weighted average shares outstanding	212,575	209,408	211,927	207,674

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	12/28/13	12/29/12	12/28/13	12/29/12
Sales:
Direct-Store-Delivery	$705,308	$614,899	$3,098,013	$2,508,856
Warehouse Delivery	138,242	134,543	652,992	537,635

	$843,550	$749,442	$3,751,005	$3,046,491

EBITDA:
Direct-Store-Delivery (1)	$83,914	$80,840	$451,323	$317,486
Warehouse Delivery	11,537	16,877	65,549	54,497
Unallocated Corporate	(9,629)	(12,592)	(63,148)	(50,782)

	$85,822	$85,125	$453,724	$321,201

Depreciation and Amortization:
Direct-Store-Delivery	$24,614	$21,606	$100,792	$84,290
Warehouse Delivery	3,912	4,127	17,032	18,267
Unallocated Corporate	196	206	667	133

	$28,722	$25,939	$118,491	$102,690

EBIT:
Direct-Store-Delivery (1)	$59,300	$59,234	$350,531	$233,196
Warehouse Delivery	7,625	12,750	48,517	36,230
Unallocated Corporate	(9,825)	(12,798)	(63,815)	(50,915)

	$57,100	$59,186	$335,233	$218,511

(1)	The 52 week period ended December 28, 2013 includes a bargain purchase gain on acquisition of $50.1 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

12/28/13
Assets
Cash and Cash Equivalents	$8,530
Other Current Assets	462,568
Property, Plant & Equipment, net	867,004
Distributor Notes Receivable (includes $18,715 current portion)	161,560
Other Assets	67,646
Cost in Excess of Net Tangible Assets, net	939,114

Total Assets	$2,506,422

Liabilities and Stockholders’ Equity
Current Liabilities	$296,510
Long-term Debt and Capital Leases (includes $31,272 current portion)	923,750
Other Liabilities	209,973
Stockholders’ Equity	1,076,189

Total Liabilities and Stockholders’ Equity	$2,506,422

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 52 Week Period Ended
	12/28/13	12/28/13
Cash flows from operating activities:
Net income	$38,520	$230,894
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	33,612	101,398
Pension contributions and changes in assets and liabilities	(21,908)	(61,808)

Net cash provided by operating activities	50,224	270,484

Cash flows from investing activities:
Purchase of property, plant and equipment	(27,335)	(99,181)
Acquisitions net of cash acquired	(341)	(415,813)
Other	2,455	12,109

Net cash disbursed for investing activities	(25,221)	(502,885)

Cash flows from financing activities:
Dividends paid	(23,465)	(92,840)
Exercise of stock options, including windfall tax benefit	3,495	21,466
Stock repurchases	(5,029)	(8,819)
Proceeds from debt borrowings	312,950	2,199,950
Debt and capital lease obligation payments	(314,849)	(1,889,094)
Other	(230)	(3,007)

Net cash (disbursed for) provided by financing activities	(27,128)	227,656

Net decrease in cash and cash equivalents	(2,125)	(4,745)
Cash and cash equivalents at beginning of period	10,655	13,275

Cash and cash equivalents at end of period	$8,530	$8,530

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net income per diluted common share	$0.18	$0.18	$1.09	$0.66
Gain on acquisition	—	—	(0.24)	—
Acquisition costs	—	—	0.06	0.03

Adjusted net income per diluted common share	$0.18	$0.18	$0.91	$0.69

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Sales	$843,550	$749,442	$3,751,005	$3,046,491
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	447,511	390,666	1,972,221	1,617,810

Gross Margin excluding depreciation and amortization	396,039	358,776	1,778,784	1,428,681
Less depreciation and amortization for production activities	19,849	17,614	80,969	69,912

Gross Margin	$376,190	$341,162	$1,697,815	$1,358,769

Depreciation and amortization for production activities	$19,849	$17,614	$80,969	$69,912
Depreciation and amortization for selling, distribution and administrative activities	8,873	8,325	37,522	32,778

Total depreciation and amortization	$28,722	$25,939	$118,491	$102,690

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net income	$38,520	$38,567	$230,894	$136,121
Income tax expense	16,146	17,407	91,479	72,651
Interest expense, net	2,434	3,212	12,860	9,739
Depreciation and amortization	28,722	25,939	118,491	102,690

EBITDA	85,822	85,125	453,724	321,201
Gain on acquisition	—	—	(50,071)	—
Acquisition costs	495	1,085	17,776	9,560

Adjusted EBITDA	$86,317	$86,210	$421,429	$330,761

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Adjusted EBITDA	$86,317	$86,210	$421,429	$330,761
Adjustments to reconcile net income to net cash provided by operating activities	4,890	4,470	32,978	42,164
Pension contributions and changes in assets and liabilities	(21,908)	(34,325)	(61,808)	(64,095)
Income taxes	(16,146)	(17,407)	(91,479)	(72,651)
Interest expense, net	(2,434)	(3,212)	(12,860)	(9,739)
Acquisition costs	(495)	(1,085)	(17,776)	(9,560)

Cash Flow From Operations	$50,224	$34,651	$270,484	$216,880

	Reconciliation of EBIT to Adjusted EBIT
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
EBIT	$57,100	$59,186	$335,233	$218,511
Gain on acquisition	—	—	(50,071)	—
Acquisition costs	495	1,085	17,776	9,560

Adjusted EBIT	$57,595	$60,271	$302,938	$228,071

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net income	$38,520	$38,567	$230,894	$136,121
Gain on acquisition	—	—	(50,071)	—
Acquisition costs	328	70	11,465	6,242

Adjusted net income	$38,848	$38,637	$192,288	$142,363

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended 12/28/13	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	6.9%	4.6%	3.2%	14.7%
Warehouse Delivery	6.7%	-4.0%	0.0%	2.7%
Total Flowers Foods	6.3%	3.6%	2.7%	12.6%

For the 52 Week Period Ended 12/28/13	Volume	Net Price/Mix	Acquisitions	Total Sales Change
Direct-Store-Delivery	13.4%	2.6%	7.5%	23.5%
Warehouse Delivery	28.7%	-7.2%	0.0%	21.5%
Total Flowers Foods	16.8%	0.1%	6.2%	23.1%